October 26, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 77-K of Form N-SAR dated October 29, 2010, of Trust for Credit Unions and are in agreement with the statements contained in the "Change in Independent Registered Public Accounting Firm" letter therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

      /s/ Ernst & Young LLP